UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 11, 2004

Black Box Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18706 (Commission File Number)	95-3086563 (IRS Employer Identification No.)

1000 Park Drive Lawrence, Pennsylvania (Address of Principal Executive Offices)	15055 (Zip Code)

Registrant’s telephone number, including area code: (724) 746-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

     On November 11, 2004, Black Box Corporation (the “Company”) entered into separate, identical agreements with Kathleen Bullions, Roger E. M. Croft and Francis W. Wertheimber, each of whom is an executive officer of the Company. The agreements provide for severance payments to the executive officer upon termination of employment by the Company (other than due to death, disability, retirement or for cause) or by the executive officer for good reason, in each case within two (2) years following a change-in-control of the Company. The amount of severance obligation owed generally is two (2) times the executive’s annual base salary and bonuses plus the amount that would be paid under any existing long-term incentive plan. In addition, if severance is owed, (i) all stock options held by the executive which did not immediately vest and/or become exercisable upon the occurrence of a change-in-control will vest and remain outstanding for their stated term and (ii) the executive will be entitled to continuation of medical and similar benefits for two (2) years. The agreements also contain provisions, binding upon the executive officer, relating to non-disclosure of the Company’s proprietary information, assignment of intellectual property rights to the Company and non-competition with the Company for a period of five (5) years following termination of employment with the Company. The term of these agreements is five (5) years with an evergreen renewal on a one-year basis thereafter, absent notice of nonrenewal six (6) months prior to the renewal date. Copies of these agreements were filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK BOX CORPORATION
Date: November 17, 2004	By:	/s/ Michael McAndrew
Michael McAndrew
Chief Financial Officer, Treasurer and Principal Accounting Officer